EXHIBIT 13(a)(4)

Change in Independent Registered Public Accounting Firm

On September 6, 2022 KPMG LLP (“KPMG”) declined to stand for reelection as the independent registered public accounting firm of the Aspiration Redwood Fund, a series of Aspirations Funds (hereinafter referred to as the “Fund”). At a meeting on October 10, 2022, based on the recommendation and approval of the Audit Committee of the Fund, the full Board of Trustees approved the appointment of Tait, Weller and Baker, LLP (“Tait Weller”) as the Fund’s registered public accounting firm for the fiscal year ending September 30, 2022.

The report of KPMG on the Fund’s financial statements for the fiscal year ended September 30, 2021, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Fund’s year ended September 30, 2021, and through September 6, 2022, there were no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the Fund’s financial statements for such year, or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

The Fund has requested that KPMG furnish them with a letter addressed to the SEC stating whether or not it agrees with the above statements.

A copy of such letter is filed herewith.

KPMG LLP
Suite 1500
550 South Hope Street
Los Angeles, CA 90071-2629

December 19, 2022

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Aspiration Redwood Fund, the single series of the Aspiration Funds (hereinafter referred to as the “Fund”) and, under the date of November 29, 2021, we reported on the financial statements of the Fund as of and for the year ended September 30, 2021. On September 6, 2022, we declined to stand for reelection.

We have read the statements made by the Fund included under Item 13(a)(4) of Form N-CSR/A dated December 19, 2022, and we agree with such statements, except we are not in a position to agree or disagree with the Fund’s statement as to the appointment of Tait, Weller and Baker, LLP as the Fund’s registered public accounting firm for the fiscal year ending September 30, 2022.

Very truly yours,

Attachment

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.